Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 21st day of August 2015, between Aegerion Pharmaceuticals, Inc. a Delaware corporation (the “Company”), and Sandford D. Smith, an individual (the “Executive”) (together the “Parties”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Commencement Date.  Executive commenced his employment with the Company hereunder on July 27, 2015 (the “Commencement Date”).

2.Position, Term and Duties.

(a)The Executive shall serve as the Interim Chief Executive Officer of the Company.  In such capacity, Executive shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such powers and duties as are customarily assigned to such role, and such other duties and responsibilities as may from time to time be prescribed by the Board of Directors (the “Board”).    The Executive shall also continue to serve as a member of the Board during his employment under this Agreement, and the Company shall nominate the Executive for reelection in the event the Executive’s term as a member of the Board ends during his employment hereunder.  It is anticipated that the Executive’s employment shall end following the conclusion of a reasonable transition period following the commencement of employment of a new Chief Executive Officer (the “Transition Period”).  For the avoidance of doubt, the Executive will cease to hold the title of Interim Chief Executive Officer at such time when a new Chief Executive Officer commences employment.

(b)The Executive shall devote his full working time and efforts to the business and affairs of the Company. The Executive and the Company acknowledge that, subject to the business needs of the Company as determined by the Board, including as such business needs may require the performance of certain services at the Company’s headquarters, the Executive will not be obligated to perform the services under this Agreement exclusively from Massachusetts, but may divide his work time between Massachusetts and elsewhere. Notwithstanding anything contained in this paragraph, the Executive may (i) devote up to ten (10) hours per week, outside of normal business hours, to his existing consulting practice, (ii) manage his personal investments, (iii) engage in religious, charitable or other community activities and (iv) subject to the terms of this Section, serve on corporate or industry boards, as long as the activities described in (i) through (iv) do not pose an actual or apparent conflict of interest and do not interfere with the Executive’s performance of his duties to the Company.  The Executive represents that he has provided the Company with a comprehensive list of all outside professional activities with which he is currently involved or reasonably expects to become involved.  In the event that, during his employment by the Company, the Executive desires to engage in other outside professional activities, not already included on such list, Executive will first seek written approval from the Board and such approval will  not be unreasonably withheld or delayed.

3.Compensation and Related Matters.

(a)Base Salary.  The Executive’s initial base salary shall be paid at the rate of $635,000 per year.  The base salary in effect at any given time is referred to herein as “Base Salary.”  The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)Annual Bonus.  The Executive shall be eligible to receive an annual cash bonus as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee” and the “Bonus”).  The Bonus shall be based on an annual target and the achievement of performance goals; provided, however, that for fiscal year 2015, the period during which performance shall be measured shall commence on the Effective Date and end on December 31, 2015, and the performance goals for such shortened performance period shall be mutually agreed upon between the Executive and the Compensation Committee or the Board.   The Executive’s target shall be 50% of his Base Salary, pro-rated for any partial year of employment, including without limitation for fiscal year 2015.   The Executive’s performance goals shall be established by the Compensation Committee after consultation with the Executive and the achievement of those goals shall be determined in the sole discretion of the Board or the Compensation Committee.  Except as otherwise provided herein, to earn any part of the Bonus, the Executive must be employed by the Company on December 31 of the applicable bonus year and such Bonus shall be paid to Executive on or before March 15 of the immediately following calendar year.

(c)Equity Grant.

(i)As soon as practicable after the date hereof, the Company shall grant the Executive an option to purchase 40,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), with an exercise price equal to the closing trading price of the Common Stock on the date of grant (the “Option”) under the Company’s 2010 Stock Option and Incentive Plan (the “Plan”).  As set forth more fully in the option award agreement, the Option shall have a term of ten years and will vest and become exercisable in full on the six (6)-month anniversary of the Commencement Date whether or not the Executive is employed by the Company on such date, unless the Executive’s employment hereunder is earlier terminated by the Company for Cause pursuant to Section 4(b) or due to the Executive’s resignation pursuant Section 4(d) hereof. The Option shall remain exercisable until the earlier of (i) the third anniversary of the date the Executive ceases to serve as a member of the Board and (ii) the tenth anniversary of the date of the grant.  The Option otherwise shall be subject to the terms set forth in the option award agreement, the Plan, any applicable shareholder and/or option holder agreements and other restrictions and limitations generally applicable to Common Stock of the Company or equity awards held by Company executives and/or employees or otherwise imposed by law.

(ii)As soon as practicable after the date hereof, the Company shall grant the Executive 13,333 restricted stock units (the “RSU Award”) under the Plan. As set forth more fully in the restricted stock unit agreement, and subject to the Executive’s continued employment by the Company or service as a member of the Board,  16.67% of the RSU Award shall vest on the six (6)-month anniversary of the Commencement Date, and the remaining 83.33% of the RSU Award shall vest monthly in equal installments over the thirty-one (31) months following such six (6)-month anniversary;  provided, however, that any unvested portion of the RSU Award shall vest immediately on the date the Executive experiences a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein), from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations, by reason of his retirement as a member of the Board.    The RSU Award shall otherwise be subject to the terms set forth in the Plan, the restricted stock unit agreement and other restrictions and limitations generally applicable to restricted stock units of the Company or equity awards held by Company executives and/or employees or otherwise imposed by law.

(iii)In connection with the exercise of the Option or settlement of the RSU Award, the Administrator shall, if requested by the Executive, hold back shares otherwise deliverable upon the exercise of the Option or the settlement of the RSU Award with an aggregate fair market value (as of the date the withholding is effected) that would satisfy the withholding amount due (but not in excess of the applicable minimum statutory withholding rate or such other amount that would not cause adverse accounting consequences to the Company).

(d)Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers, including without limitation for the cost of (i) temporary housing for use while in Massachusetts, up to a maximum of $10,000 per month, (ii) shipping the Executive’s automobile to and from Massachusetts and (iii) reasonable travel between Florida and Massachusetts, and California and Massachusetts, for the Executive and his spouse.  To the extent any reimbursements under this Section 3(d) constitute taxable income to the Executive, the Company shall make an additional payment in the amount necessary such that the net amount retained by the Executive after deduction from such reimbursements and such additional payment of any federal, state or local income taxes and FICA and other employment taxes shall be equal to the original amount of such reimbursements.  The additional payment shall be (x) paid to the Executive at the time the reimbursement is paid to the Executive and (y) calculated by assuming that the Executive pays federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the additional payment is to be made and state and local income taxes at the highest marginal rate of taxation in the applicable state and locality of the Executive’s residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such applicable state and local taxes; provided, however, that any reimbursement provided pursuant to this paragraph is intended to comply with the rules of Section 1.409A-3(i)(1)(v) of the Code as a tax gross-up payment and shall be limited as necessary to so comply.

(e)Other Benefits.  The Executive shall be entitled to participate in or receive benefits under the Company’s employee benefit plans as may be in effect for employees of the Company generally from time to time, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement, subject to the terms and conditions of the applicable plan documents and generally applicable Company policies, as may be in effect from time to time, and any other restrictions or limitations imposed by law.  In the event the Executive and his spouse become ineligible for continued coverage under the health plan covering them immediately prior to the Commencement Date by reason of the Executive’s employment under this Agreement, then until such time as the Executive’s spouse reaches age sixty-five (65) and becomes eligible for Medicare, the Company shall pay the Executive an amount equal to the difference between (i) the Executive’s out-of-pocket cost for the health plan covering the Executive and his spouse immediately prior to the Commencement Date and (ii) the Executive’s out-of-pocket cost for a healthcare exchange insurance plan covering his spouse (the “Retirement Health Benefit”). In the event of a Sale Event (as defined in the Plan), the Company shall require the purchaser to assume liability for the Retirement Health Benefit.

(f)Vacations.  The Executive shall be entitled to accrue up to 20 days of paid vacation days in each year, which shall be accrued ratably, and subject to the Company’s vacation policy in effect, and as may be amended from time to time.

4.Termination.  The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)Termination by Company for Cause.  Subject to the procedures set forth in this paragraph, the Company may terminate the Executive’s employment at any time for Cause. For purposes of this Agreement, “Cause” shall mean any of the following by Executive: (i) dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, willful misconduct, neglect of duties, theft, fraud, or breach of fiduciary duty to the Company; (iii) willful and knowing violation of federal or state securities laws; or (iv) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendere; (v) a material breach of any material provision of this Agreement; or (vi) a material breach of any of the Company’s written policies relating to conduct or ethics that causes material, demonstrative harm to the Company.   A termination of the Executive’s employment for Cause shall be not be effective unless it is accomplished in accordance with the following procedures:  The Board shall give the Executive written notice (“Notice of Termination for Cause”) of its intention to terminate the Executive’s employment for Cause, setting forth the specific conduct of or failure to act by the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of a special meeting of the Company’s Board (the “Special Board Meeting”) called and held specifically and exclusively for the purpose of considering the Executive’s termination for Cause.  The Special Board Meeting must take place not less than thirty (30) business days after the Executive receives the Notice of Termination for Cause.  The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting.  The Executive’s termination for Cause shall be effective when a resolution is duly adopted at the Special Board

Meeting stating that, in the good faith opinion of a majority of the members of the Board (other than the Executive) present at the Special Board Meeting, the Executive engaged in the act or omission referenced in the Notice of Termination for Cause and that such conduct or failure to act constitutes Cause under the applicable provision of this Agreement.  A failure of the Company to follow the provisions of this Section in connection with a proposed termination of the Executive’s employment by the Company for Cause shall result in the termination of the Executive’s employment being conclusively deemed to be a termination by the Company without Cause.

(c)Termination by the Company Without Cause.  The Company may terminate the Executive’s employment at any time without Cause.  Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 4(b)  (including a termination that results from the death of the Executive under Section 4(a) or the conclusion of the Transition Period) shall be deemed a termination without Cause.

(d)Resignation by the Executive.  The Executive may terminate his employment hereunder at any time upon thirty (30) days’ notice to the Company.  The Board may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay the Executive the Base Salary for the portion of the notice period so waived.

(e)Notice of Termination.  Except for termination as specified in Section 4(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(f)Date of Termination.  “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated by the Company without Cause under Section 4(c) on the date the Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company for Cause under Section 4(b), the date the resolution of the Special Board Meeting confirms that a for “Cause” event has occurred, as referenced in Section 4(b); and (iv) if the Executive’s employment is terminated by the Executive under Section 4(d), the date specified in the Notice of Termination.   Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

5.Compensation Upon Termination.

(a)Termination Generally.  If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any earned but unpaid Base Salary through the Date of Termination,  (ii) any Bonus awarded for the fiscal year preceding that in which the Date of Termination occurs, but unpaid on the Date of Termination (the “Prior Year Bonus”), (iii) unpaid expense reimbursements, (iv) any accrued but unused vacation through the Date of Termination and (v) any vested benefits the Executive may have under any employee benefit plan of the Company (all of the foregoing, payable subject to the timing limitations described herein, the “Accrued Benefit”) on or before the time required by law but, other than the Prior Year Bonus, in no event more than 30 days after the Executive’s Date of Termination. The Prior Year Bonus shall be payable at such time when annual bonuses for such fiscal year are payable to executives of the Company generally.

(b)Termination by the Company Without Cause.

(i)If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(c): (A)  if the Date of Termination occurs before the six (6)-month anniversary of the Commencement Date, the Company shall continue to pay the Executive the Base Salary through the six (6)-month anniversary of the Commencement Date in accordance with Section 3(a) hereof (the “Continued Salary Payments”), (B)  the Company shall pay the Executive a pro-rata portion of the Bonus that the Executive would have earned for the fiscal year in which such termination occurs had the Executive’s employment continued through the end of such year, determined based on the portion of the fiscal year that has elapsed as of the Termination Date (the “Pro Rata Bonus”); provided, however, that if the Termination Date occurs before the six (6)-month anniversary of the Commencement Date, the Pro Rata Bonus shall be calculated as if the Termination Date had occurred on such six (6)-month anniversary of the Commencement Date, and (C) on the six (6)-month anniversary of the Date of Termination, the Company shall pay to the Executive $165,000, less the amount of gross income derived by the Executive from consulting fees earned by the Executive during the same six (6)-month period (sub-sections (A) through (C) together, the “Termination Benefits”).  The Executive agrees to provide the Company with reasonable documentation and substantiation of such income no later than ten (10) days preceding the six (6)-month anniversary of the Date of Termination.  Notwithstanding anything in this paragraph to the contrary, if the Termination Date occurs before the six (6)-month anniversary of the Commencement Date but on or after January 1, 2016, the Pro Rata Bonus shall be reduced by the amount of any Prior Year Bonus paid to the Executive under Section 5(a) of this Agreement.

(ii)Any obligation of the Company to provide the Termination Benefits is conditioned, however, on the Executive (or his estate) signing and returning to the Company (without revoking) a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided by the Company by the deadline specified therein, all of which (including the lapse of the period for revoking the release of claims as specified in the release of claims) shall have occurred no later than the sixtieth (60th) calendar day following the date of termination (any such release submitted by such deadline, the “Release of Claims”).  Subject to Section 6 below, (i) any Continued Salary Payments to which the Executive is entitled hereunder shall be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company for its executives, with the first payment, which shall be retroactive to the day immediately following the date the Executive's employment terminated, being due and payable on the Company's next regular payday for executives that follows the expiration of sixty (60) calendar days from the date the Executive's employment terminates (the “Payment Date”) and (ii) any Pro Rata Bonus to which the Executive is entitled shall be payable at such time when annual bonuses for such fiscal year are payable to executives of the Company generally or, if later, the Payment Date.

6.Section 409A; Taxes.

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code, as amended (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service is non-qualified deferred compensation subject to Section 409A of the Code and not otherwise exempt, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h).

(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(f)The Executive represents that he is domiciled in and a tax resident of Florida and that at no time in calendar 2015 has he been domiciled in, or otherwise a tax resident of, the Commonwealth of Massachusetts.  The parties jointly acknowledge that the Executive’s engagement as Interim Chief Executive Officer is to accommodate the Company’s short-term needs and does not include an intention by either party that the Executive should relocate to Massachusetts.  The Executive agrees that he shall use his reasonable best efforts to maintain his Florida domicile and tax residency and to avoid Massachusetts tax residency, including without limitation using reasonable best efforts to avoid spending more than 183 full or partial days in Massachusetts in any tax year.    The Executive agrees to file his tax returns in a manner that is consistent with the foregoing and to provide the Company promptly with such information as the Board may request demonstrating the extent of the Executive’s travel to and presence in Massachusetts, as reasonably needed for the Company to determine the Executive’s compliance with the foregoing.  In the event that, in connection with the performance of the Executive’s duties hereunder and despite the foregoing,  it is determined to the reasonable satisfaction of the Company that the Executive has nevertheless become a Massachusetts tax resident for any tax period from and after the Commencement Date and prior to the termination of the Executive’s services hereunder, the Company will reimburse the Executive for any Massachusetts state personal income tax (excluding penalties) on taxable income of up to $800,000 in the aggregate which would not otherwise have been subject to such Massachusetts taxes had the Executive not been a Massachusetts tax resident; provided that, for the avoidance of doubt, any Massachusetts personal income tax on the Executive’s compensation and taxable benefits from the Company or on any other income that would be subject to the Massachusetts personal income tax without regard to the Executive’s tax residency shall not be eligible for reimbursement under this paragraph;  provided further that in determining the amount of any Company reimbursement obligation hereunder, any tax credits that the Executive could claim in Massachusetts for taxes paid to other jurisdictions shall be deemed to have applied first against Massachusetts personal income taxes otherwise reimbursable hereunder.    In the event that it is determined that any reimbursements under this paragraph must be included in the Executive’s taxable income for federal, state or local income tax purposes, the Company shall also make an additional payment to the Executive in the amount necessary such that the net amount retained by the Executive after deduction from such reimbursements and such additional payment of any federal, state or local income taxes and FICA and other employment taxes shall be equal to the original amount of such reimbursements.  The additional payment shall be (x) paid to the Executive at the time the reimbursement is paid to the Executive and (y) calculated by assuming that the Executive pays federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the additional payment is to be made and state and local income taxes at the highest marginal rate of taxation in the applicable state and locality of the Executive’s residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such applicable state and local taxes; provided, however, that any reimbursement provided pursuant to this paragraph is intended to comply with the rules of Section 1.409A-3(i)(1)(v) of the Code as a tax gross-up payment and shall be limited as necessary to so comply.

7.Confidential Information, Noncompetition and Cooperation; Nondisparagement.

(a)Restrictive Covenants.  As a condition of the Executive’s employment and as a material term of this Agreement, the Executive agrees to execute and comply with the

Employee Confidentiality and Assignment of Inventions Agreement attached hereto as Exhibit 1, the terms of which are hereby incorporated by reference into this Section of this Agreement.

(b)Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, provided, that the Executive will not have an obligation under this paragraph with respect to any Claim in which the Executive has filed directly against the Company or related persons or entities.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company, provided the Executive will not have any obligation under this paragraph with respect to any claim in which the Executive has filed directly against the Company or related persons or entities.  The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section.

8.Indemnification.  The Company and the Executive shall enter into an indemnification agreement in a form approved by the Board for the Company’s senior executives on terms no less favorable than any director, officer or employee of the Company.

9.Consent to Jurisdiction.  To the extent that any court action is initiated to enforce this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts.  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.Integration.  This Agreement, including Exhibit 1, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter herein.

11.Withholding.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.  Nothing herein shall be construed to obligate the Company to design or implement any compensation arrangement in a way that minimizes tax consequences for Executive.

12.Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

13.Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15.Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

17.Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18.Governing Law.  This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles of such commonwealth.   With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

19.Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

20.Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

21.Gender Neutral.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

22.Fees.  The Company will reimburse the Executive for actual and reasonable fees for legal, tax and/or accounting advice obtained in connection with the review, negotiation and execution of this Agreement,  the option award agreement and the restricted stock unit agreement, in an amount not to exceed $25,000, subject to receipt of reasonable documentation and substantiation of the same.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

AEGERION PHARMACEUTICALS, INC.

/s/ David Scheer	August 21, 2015
David Scheer, Chairman of the Board of Directors	Date

Sandford D. Smith

/s/ Sandford D. Smith	August 21, 2015
Date

Exhibit 1

AEGERION PHARMACEUTICALS, INC.

Employee Confidentiality and Assignment of Inventions Agreement

In consideration and as a condition of my employment by Aegerion Pharmaceuticals, Inc. (the “Company”), I agree as follows:

1.Proprietary Information.  I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company.  By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions,, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents.  Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2.Recognition of Company’s Rights.  I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company.  I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information.  I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.  For the avoidance of doubt, I acknowledge that nothing contained herein limits, restricts or in any other way affects my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

3.Rights of Others.  I understand that the Company is now and may hereafter be subject to nondisclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of proprietary information.  I agree to be bound by the terms of such agreements in the event I have access to such proprietary information,

4.Commitment to Company; Avoidance of Conflict of Interest.  Except for those outside associations permitted under my employment agreement (the “Permitted Arrangements”), while an employee of the Company, I will devote my full-time efforts to the

Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company.  I will advise the Board of the Company at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company.  I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5.Developments.  I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship, whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment and that do not arise out of any Permitted Arrangement, as defined in Section 3, (collectively, the “Developments”).  I acknowledge that all work performed by me is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any customer of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason.  I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”).  If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention.  Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company.  However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion.  I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.  I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6.Documents and Other Materials.  I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company.  Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.  In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7.Enforcement of Intellectual Property Rights.  I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments.  I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.  If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8.Government Contracts.  I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  I agree to comply with any such obligations or restrictions upon the direction of the Company.  In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

9.Prior Agreements.  I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company.  I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

10.Remedies Upon Breach.   I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose.  Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to seek specific performance and other injunctive relief, without the posting of a bond.  If I violate this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, I agree that I am obligated to pay all the Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.

11.Use of Voice, Image and Likeness.  During the period of my employment, I give the Company permission to use any and all of my voice, image and likeness, with or without using my name, in connection with the products and/or services of the Company, for the purposes of advertising and promoting such products and/or services and/or the Company, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

12.Publications and Public Statements.  I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information.

13.No Employment Obligation.  I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment.  I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.

14.Survival and Assignment by the Company.  I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment.   I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators.  The Company will have the right to assign this Agreement to its affiliates, successors and assigns.  I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

15.Updating Information to the Company; Disclosure to Future Employers.  For twelve (12) months following termination of my employment, I will (i) notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities, and (ii) provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.

16.Severability.  In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

17.Interpretation.   This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts.  I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ Sandford D. Smith
Type or print name:	Sandford D. Smith
Date:	August 21, 2015

EXHIBIT A

To:	Aegerion Pharmaceuticals, Inc.,
From:	Sandford D. Smith
Date:	August 21, 2015

SUBJECT:Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒No inventions or improvements

☐See below:

☐Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☒None

☐See below: